EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Herman Miller, Inc. for the registration of its common stock and to the incorporation by reference therein of our reports dated July 18, 2008, with respect to the consolidated financial statements and schedule of Herman Miller, Inc., and the effectiveness of internal control over financial reporting of Herman Miller, Inc., included in its Annual Report (Form 10-K) for the fiscal year ended May 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
February 13, 2009